FORM 8-K
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 22, 1998


                     Friedman, Billings, Ramsey Group, Inc.
             (Exact name of Registrant as specified in its charter)

001-13731
(Commission File Number)

Virginia                         54-1870350 (I.R.S. Employer incorporation or
(State or other                              organization)
jurisdiction of
Identification No.)

1001 Nineteenth Street
North Arlington, VA 22209
(Address of principal executive offices) (Zip code)

                                 (703) 312-9500
              (Registrant's telephone number including area code)

Item 5. Other Events
On October 22, 1998, Friedman, Billings, Ramsey Group, Inc. issued a press release reporting its third quarter 1998 results. A copy of the press release is being filed herewith. The following Exhibit is filed as part of this report:

99.1 Press Release dated October 22, 1998.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By: /s/ Emanuel J. Friedman
Chief Executive Officer

Exhibit 1

For Immediate Release
Investor Contact:  David Allan, FBR (703) 469-1080
Media Contact:  Melanie Nelson, FBR (703) 312-9623

FRIEDMAN,  BILLINGS,  RAMSEY GROUP,INC. REPORTS 3Q RESULTS

WASHINGTON, D.C., October 22, 1998 - Friedman, Billings, Ramsey Group, Inc. (NYSE:FBG) today reported a net loss for the third quarter 1998 of $35.4 million or $0.71 per share compared with pro forma net income of $10.5 million or $0.26 per share pro forma for the third quarter of 1997.

The Company noted that the net loss was primarily due to $39.5 million in pre-tax losses on trading inventory sustained by the firm's principal broker-dealer subsidiary Friedman, Billings, Ramsey &Co., Inc. Before the trading losses, revenue for the quarter ended September 30, 1998 was $18 million compared with 1997 third quarter revenue of $69 million.

Net loss for the nine-month period ended September 30, 1998 was $12.4 million or $0.25 per share. For the nine-month period, revenue, before trading losses, amounted to $158 million compared with $143 million in 1997.

"Our net loss is attributable to unprecedented volatility in the capital markets which has led to the decline in the value of almost every asset class in the world," said Emanuel J. Friedman, Chairman and CEO. "With the Russell 2000 down from its 12-month high by as much as 31 percent during the quarter, the sectors we focus on -- small and mid cap stocks in the United States - have been particularly affected. At the same time, the virtual halt of underwriting activity diminished our revenue line in the third quarter as it did for most investment banks in the United States."

Friedman noted, "We went public in December 1997 to raise the capital needed for our firm to execute against a long-term business plan in good times and in bad. While we could not have foreseen the turmoil of the last four months, we are fortunate now to be among the better positioned firms in our industry with just under $200 million of equity and virtually no debt."

Friedman said, "We believe that the decisive action we took during the third quarter to reduce our expenses and limit our trading exposure has strengthened our position to not only weather a protracted market downturn, but also to take advantage of opportunities presented by market volatility."

                                    - more -

FBR said that, in response to conditions in the capital markets, the firm implemented a comprehensive cost-reduction program during the third quarter. The cost-cutting program included a previously reported reduction in total headcount of 7 percent as well as significant reductions in operating expenses and discretionary budgets such as advertising.

The Company said that it estimated that these expense reductions will save more than $2.5 million or approximately 4 percent of the Company's annual operating expenses. FBR further noted that its fixed costs have historically been among the lowest in the investment banking industry at about 15 percent of 1997 revenue.

Friedman said, "In addition to reducing our already low fixed costs, we made considerable progress during the quarter on the effort we began earlier this year to greatly limit our trading exposure on a going forward basis." FBR said that during the quarter it dramatically reduced the trading inventory position of its broker-dealer, Friedman, Billings, Ramsey &Co., Inc. from $138 million to $23 million, reflecting primarily liquidations as well as transfers to the Company's long-term investment account. This step was taken to reduce the Company's exposure to small and mid caps stocks and to reduce its concentration in sectors that have been most affected by the recent market downturn. As of the market close Tuesday, October 20, the Company said it had further reduced the trading inventory of its broker-dealer to less than $15 million.

Investment Banking
FBR's investment banking revenue totaled $8 million in the third quarter. Corporate finance, which includes mergers and acquisitions, private placements, advisory services and thrift conversions, represented $4 million of this total.

"Due to the exceptional turmoil in the world's capital markets since July, our underwriting business suffered in the third quarter along with all other investment banks," said W. Russell Ramsey, President of FBR. "As a result of this slowdown, we now perceive a growing backlog of potential underwriting business from companies seeking to access the capital markets. Given our exceptionally low cost structure, our participation in a resurgence of underwriting activity should have a direct positive impact on our operating performance."

Asset  Management
FBR ended the quarter with over $723.5 million in total assets under management,
of  which  $536.3  million  are  incentive-based   assets.  Total  assets  under
management have increased 75

                                    - more -
percent from September 30, 1997. Asset management revenues in the third quarter were $2 million, representing an increase of 63 percent over the comparable period in 1997.

The Company noted that, despite the recent dramatic market declines, three of its four private investment partnerships had positive returns through September 30, 1998.

Vice Chairman and Chief Operating Officer Eric F. Billings noted, "We are especially proud of the performance of our private investment partnerships during the recent market turmoil. We believe that the fact that these funds have had positive returns attests to our ability to build long-term value even in difficult times."

Highlights in Asset Management for the third quarter include:

* FBR Asset Investment Corp. had shareholders equity of approximately $174 million and net asset value of $18.36 per share as of September 30, 1998. During the quarter, FBR Asset Investment Corp. authorized the repurchase of up to 2,000,000 shares of its common stock.

* FBR Technology Venture Partners L.P., a venture capital fund focused on tele-communications, e-commerce and Internet-related companies, closed on July 31, 1998 with $50 million in committed capital. To date, the fund has made 13 investments, including 10 firms in the Greater Washington, D.C. region, one company in Seattle, one in Mountain View, Calif. and one in Boston.

* FBR added a real estate mutual fund to its family of funds through the acquisition of GrandView Advisors, Inc. and its namesake mutual fund, which now operates as the FBR Realty Growth Fund trading under the symbol GVRGX.

Share Repurchase Program
Friedman, Billings, Ramsey Group, Inc. said that, since it announced a 2.5 million share repurchase program on July 22, it had purchased 533,092 shares of the Company's common stock as of the end of the third quarter, which reduced the number of shares outstanding to 49,495,908.

As of September 30, 1998, FBR shareholders' equity was $193.4 million and book value per share was $3.91.

Friedman, Billings, Ramsey Group, Inc. reported that, during the third quarter, the Voting Trust in which substantially all of the Company's Class B shares were previously deposited was terminated by the holders of the trust certificates, and the Class B shares released to the beneficial owners.

                                     - 4 -
Friedman, Billings, Ramsey Group, Inc. is a publicly traded, full-service investment banking and asset management firm (NYSE: FBG). Asset management operations include FBR Asset Investment Corp., private investment partnerships, venture capital and private equity partnerships, and the FBR family of mutual funds. FBR makes a market in more than 375 securities and provides research coverage on more than 400 publicly traded companies. The Company's website can be accessed at http://www.fbr.com.

Two Pages of Financial  Information  Follow this Page.

Statements concerning future performance, developments or events, concerning expectations for growth, filed backlog and market forecasts, and any other guidance on present and future periods, constitute forward-looking statements which are subject to a number of factors, risks and uncertainties, which might cause actual results or developments to differ materially from stated expectations or current circumstances. These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, the price of securities in the secondary market, competition for business and personnel, and general economic, political and market conditions. # # #

FRIEDMAN,  BILLINGS, RAMSEY GROUP, INC. CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

                               Three months ended
                                  September 30,

Revenues:                1998      %         1997      %         %Increase
                                                                 (Decrease)

Investment banking       $8,457    39.3%     $53,554   78.5%     -84.2%
Institutional            11,481    53.4%     10,948    16.0%     4.9%
brokerage
Asset Management fees    2,119     9.8%      1,297     1.9%      63.4%
Gains and losses, net    (47,022)  -218.6%   1,066     1.6%      -4511.1%
Interest and dividends   3,456     16.1%     1,368     2.0%      152.6%

Total Revenues           (21,509)  -100.0%   68,233    100.0%    -131.5%

Operating Expenses:
Compensation and         10,870    50.5%     40,595    59.5%     -73.2%
benefits
Business Development     6,212     28.9%     3,095     4.6%      100.7%
Interest                 1,553     7.2%      571       0.8%      172.0%
Other                    10,585    49.2%     6,424     9.4%      64.8%

   Total Operating
   Expenses              29,220    135.8%    50,685    74.3%     -42.3%

   Net income (loss)
   before income taxes   (50,729)  -235.8%   17,548    25.7%     -389.1%

Provision (benefit) for
income taxes             (15,317)  -71.2%    -         -         -

   Net income (loss)     ($35,412) -164.6%   $17,548   25.7%     -301.8%

   Net income, proforma  $-                  $10,529(1)

Earnings (loss) per
share (basic and
diluted)                 ($0.71)             $0.44               -261.4%

Proforma earnings per
share (basic and
diluted)                 -                   $0.26(1)

Weighted average shares
(in thousands)           49,780              40,029              24.4%

Book value per share     $3.91(2)            $1.45(2)

(1) Presented on a proforma basis, which reflects estimated Federal and state income taxes.
(2) As of the end of the period.

FRIEDMAN,  BILLINGS, RAMSEY GROUP, INC. CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)


                                Nine months ended
                                  September 30,

Revenues:                1998           %         1997      %         %Increase
                                                                      (Decrease)

Investment banking       $105,756       101.9%    $105,709  78.3%     0.0%
Institutional            36,198         34.9%     28,358    21.0%     27.6%
brokerage
Asset Management fees    7,594          7.3%      3,182     2.4%      138.7%
Gains and losses, net    (58,497)       -56.4%    (5,392)   -4.0%     984.9%
Interest and dividends   12,758         12.3%     3,061     2.3%      316.8%

Total Revenues           103,809        100.0%    134,918   100.0%    (23.1%)

Operating Expenses:
Compensation and         68,112         65.6%     85,138    63.1%     -20.0%
benefits
Business Development     15,762         15.2%     8,018     5.9%      96.6%
Interest                 4,680          4.5%      2,301     1.7%      103.4%
Other                    27,655         26.6%     15,631    11.6%      76.9%

   Total Operating
   Expenses              116,209        111.9%    111,088   82.3%     4.6%

   Net income (loss)
   before income taxes   (12,400)       -11.9%    23,830    17.7%     -152.0%

Provision (benefit) for
income taxes             -              -         -         -         -

   Net income (loss)     ($12,400)      -11.9%   $23,830    17.7%     -152.0%

   Net income, proform   $-                      $14,298(1)

Earnings (loss) per
share (basic and
diluted)                 ($0.25)                 $0.60                -141.7%

Proforma earnings per
share (basic and
diluted)                 -                       $0.36(1)

Weighted average shares
(in thousands)           49,945                  40,029               24.8%

Book value per share     $3.91(2)                $1.45(2)

(1) Presented on a proforma basis, which reflects estimated Federal and state income taxes.
(2)  As of the end of the period.
